EXHIBIT 4(b)



                    SUPPLEMENTAL FISCAL AGENCY AGREEMENT, dated as of August 5, 1997, by and between ENSERCH CORPORATION, a Texas corporation (the "Company"), and CITIBANK, N.A., a national banking association (the "Fiscal Agent"), as Fiscal Agent under the Fiscal Agency Agreement as hereinafter mentioned.


                                 W I T N E S S E T H:


                    WHEREAS, the Company has heretofore executed and delivered that certain Fiscal Agency Agreement, dated as of April 1, 1987 (the "Fiscal Agency Agreement"), to the Fiscal Agent to provide for the issuance of the Company's 6 3/8% Convertible Subordinated Debentures Due 2002 (the "Debentures");

                    WHEREAS, pursuant Section 14(a) of the Fiscal Agency Agreement and Section 6 of the Terms and Conditions of the Debentures, the Holder of any Debenture has the right at his option at any time prior to the close of business on April 1, 2002, to convert the principal of any Debenture, or in the case of any Registered Debenture of a denomination greater than U.S. $5,000, any portion of such principal which is U.S. $5,000 or an integral multiple thereof, into that number of fully paid and nonassessable shares of the Common Stock of the Company obtained by dividing the principal amount of the Debenture or portion thereof to be converted by the conversion price of U.S. $27.375, as adjusted as a result of certain events ("Conversion Price");

                    WHEREAS, Section 14(e)(iii) of the Fiscal Agency Agreement provides that if the Company shall distribute assets (other than cash dividends or distributions paid from retained earnings of the Company) to all holders of its Common Stock, then in each such case the Conversion Price shall be adjusted, effective immediately after the record date for the determination of shareholders entitled to receive the distribution, so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the current market price per share (as defined by Section 14(e)(iv) of the Fiscal Agency Agreement) of the Common Stock on such record date less the then fair market value (as determined by the Board of Directors of the Company or any duly authorized committee of the Board, whose determination shall be conclusive, and described in a certificate filed with the Fiscal Agent and the conversion agents) of the portion of the assets or so distributed applicable to one share of Common Stock, and the denominator of which shall be the current market price per share of the Common Stock;

                    WHEREAS, after the issuance of the Debentures and prior to the Distribution and the Merger (as described below), the Conversion Price was adjusted pursuant to Section 14(e) of the Fiscal Agency Agreement from $27.375 to $26.88 as a result of certain distributions to the holders of Common Stock of the Company of interests in Enserch Exploration Partners, Ltd. and Pool Company;

                    WHEREAS, on August 5, 1997, the Company distributed (the "Distribution"), pro rata to all of the holders of Common Stock of the Company, all of the shares of Common Stock of Enserch Exploration, Inc., a Texas corporation, held by the Company;

                    WHEREAS, on August 5, 1997, pursuant to Section 14(e) of the Fiscal Agency Agreement, upon consummation of the Distribution, the Conversion Price was adjusted from U.S. $26.88 to U.S. $8.67, and there have been no further adjustments to the Conversion Price since that time;

                    WHEREAS, the Company, Texas Energy Industries, Inc. a Texas Corporation (formerly Texas Utilities Company), and Texas Utilities Company, a Texas corporation (formerly TUC Holding Company), entered into an Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Plan of Merger"), which provided for the merger of Enserch Merger Corp., a Texas corporation and a wholly owned subsidiary of Texas Utilities Company, with and into the Company (the "Merger");

                    WHEREAS, the Merger became effective on August 5, 1997 immediately following the Distribution and the related adjustment of the Conversion Price;

                    WHEREAS, Section 14(f) of the Fiscal Agency Agreement provides that in the event of a merger to which the Company is a party and which involves a change in the outstanding shares of Common Stock of the Company, the Company shall execute with the Fiscal Agent a supplemental fiscal agency agreement providing that each Debenture shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such merger by a holder of the number of shares of Common Stock issuable upon conversion of such Debentures immediately prior to such merger;

                    WHEREAS, under the terms of the Plan of Merger, holders of Common Stock are entitled to receive .225 shares of common stock, without par value, of Texas Utilities Company ("TUC Common Stock") for each share of Common Stock of the Company; and

                    WHEREAS, the Company deems it advisable and appropriate to supplement the Fiscal Agency Agreement as required by Section 14(f) of the Fiscal Agency Agreement and as provided in this Supplemental Fiscal Agency Agreement;

                    NOW, THEREFORE, in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                      ARTICLE I

                               CONVERSION OF DEBENTURES

                    Section 1.1    Conversion.  Subject to and in
                                   ----------
          accordance with the provisions of Section 14 of the Fiscal Agency Agreement, the principal of any Debenture, or in the case of any Registered Debenture of a denomination greater than U.S. $5,000, any portion of such principal which is U.S. $5,000 or an integral multiple thereof, may be converted into that number of fully paid and nonassessable shares of TUC Common Stock obtained by dividing the principal amount of the Debenture or portion thereof to be converted by the conversion price of U.S. $38.54.

                    Section 1.2    Conversion Period.  The right of Holders
                                   -----------------
          of Debentures to convert their Debentures as provided in Section 1 hereof shall commence on August 5, 1997.


                                      ARTICLE II

                               MISCELLANEOUS PROVISIONS

                    Section 2.1    Terms Used Herein.  For all purposes of
                                   -----------------
          this Supplemental Fiscal Agency Agreement, except as otherwise stated herein, capitalized terms used but not defined herein and defined in the Fiscal Agency Agreement shall have the meanings specified in the Fiscal Agency Agreement.

                    Section 2.2    Fiscal Agent's Rights, Duties, etc.  All
                                   ----------------------------------
          of the provisions of the Fiscal Agency Agreement in respect of the rights, duties and immunities of the Fiscal Agency Agreement shall be applicable in respect of this Supplemental Fiscal Agency Agreement as fully and with like effect as if set forth herein in full.

                    Section 2.3    Governing Law.  This Supplemental Fiscal
                                   -------------
          Agency Agreement shall be construed in accordance with and governed by the laws of the State of New York.

                    Section 2.4    Counterparts.  This Supplemental Fiscal
                                   ------------
          Agency Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                                  ENSERCH CORPORATION

                                                  By:    /s/ A.E. Gallatin
                                                     ----------------------
                                                  Title: Vice President and
                                                        Treasurer

                                                  CITIBANK, N.A.,
                                                  as Fiscal Agent
                                                  By:     /s/ Cara Vig
                                                     ----------------------
                                                  Title: Vice President

          [Second notice -- after the
          Merger and the Distribution]

                                 Notice to Holders of

                  6 3/8 Convertible Subordinated Debentures Due 2002
                                  (the "Debentures")

                                          of

                                 ENSERCH Corporation

                    Section 14(e)(iii) of the Fiscal Agency Agreement, dated as of April 1, 1987 (the "Fiscal Agency Agreement") by and between ENSERCH Corporation (the "Company") and Citibank, N.A. ("Citibank") provides that if the Company shall distribute assets (other than cash dividends or distributions paid from retained earnings of the Company) to all holders of its Common Stock, then in each such case the conversion price shall be adjusted, effective immediately after the record date for the determination of shareholders entitled to receive the distribution. Section 14(f) of the Fiscal Agency Agreement provides that in the event of a merger to which the Company is a party and which involves a change in the outstanding shares of Common Stock of the Company, the Company shall execute with the Fiscal Agent a supplemental fiscal agency agreement providing that each Debenture shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such merger by a holder of the number of shares of Common Stock issuable upon conversion of such Debentures immediately prior to such merger. Accordingly, you are hereby notified as follows:

                    The Amended and Restated Agreement and Plan of Merger by and among the Company, Texas Energy Industries, Inc., a Texas Corporation (formerly Texas Utilities Company), and Texas Utilities Company, a Texas corporation (formerly TUC Holding Company), dated as of April 13, 1996, was approved by the stockholders of the Company on November 16, 1996. The merger of Enserch Merger Corp., a Texas corporation, with and into the Company (the "Merger") became effective on August 5, 1997. Immediately prior to the Merger, the Board of Directors declared the distribution (the "Distribution"), pro rata to all of the holders of Company Common Stock, of all of the shares of common stock of Enserch Exploration, Inc., a Texas corporation, held by the Company. Pursuant to Section 14(f) of the Fiscal Agency Agreement, the Company and Citibank have entered into a supplemental fiscal agency agreement dated as of August 5, 1997. Taking into account the prior adjustment of the conversion price of the Debentures immediately following the Distribution, the Supplemental Fiscal Agency Agreement provides that the principal of any Debenture, or in the case of any Registered Debenture of a denomination greater than U.S. $5,000, any portion of such principal which is U.S. $5,000 or an integral multiple thereof, may be converted into that number of fully paid and nonassessable shares of common stock of Texas Utilities Company obtained by dividing the principal amount of the Debenture or portion thereof to be converted by the conversion price of U.S. $38.54.

          Dated: August 15, 1997                        ENSERCH Corporation